UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 29, 2018

FIRST FINANCIAL BANKSHARES, INC.

(Exact Name of Registrant as Specified in its Charter)

Texas	0-7674	75-0944023
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

400 Pine Street, Abilene, Texas 79601

(Address of Principal Executive Offices and Zip Code)

Registrant’s Telephone Number (325) 627-7155

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 203.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13 e-4 (c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

On June 29, 2018, First Financial Bankshares, Inc. (the “Company”) renewed, effective July 1, 2018, its Executive Recognition Agreement (each, an “Agreement”) with each of the named executive officers of the Company (each, an “Employee”):

Name	Title
F. Scott Dueser	Chairman, President and CEO
Ronald D. Butler, II	Executive Vice President and Chief Administrative Officer
Gary S. Gragg	Executive Vice President, Lending
J. Bruce Hildebrand	Executive Vice President and CFO
Kirk W. Thaxton	Chairman, President and CEO, First Financial Trust and Asset Management Company, N.A.

A copy of the form of Agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference, and the following summary of the Agreement is qualified entirely by reference to the text of the Agreement.

Each Employee’s prior Executive Recognition Agreement expired on July 1, 2018, and was renewed with the Agreement.

The term of the Agreement commences on July 1, 2018, and continues until the earliest to occur of (a) the Employee’s death, disability or retirement, (b) the termination of the Employee’s employment with the Company prior to a “change in control” (as defined in the Agreement) of the Company, or (c) July 1, 2020. Pursuant to the Agreement, if a change in control of the Company occurs during the term of the Agreement, the Agreement shall continue in effect for a period of two years from the date of any such change in control of the Company; and further, if a second change in control occurs within a period of two years from the date of the first change in control, the Agreement shall continue in effect for a period of two years from the date of the second change in control of the Company. If any benefit accrues and remains unpaid at the time the Agreement would otherwise have terminated, the Agreement will remain in effect until such benefit is paid in full solely for the purpose of permitting the Employee to enforce the full payment of such benefit.

The Agreement provides that if a change in control of the Company occurs, the Employee shall be entitled to benefits (described below) upon the subsequent termination of the Employee’s employment during the term of the Agreement, unless such termination is (a) because of the Employee’s death, disability or retirement, (b) by the Company “for cause” (as defined in the Agreement), or (c) by the Employee other than for “good reason” (as defined in the Agreement).

The Agreement also provides that if, within twenty-four months following a change in control of the Company, the Company terminates the Employee for any reason other than for cause, death, disability or retirement, or the Employee terminates his employment for good reason, then the Company shall pay or provide to the Employee, no later than the 15th day of the third month following the Employee’s date of termination, without regard to any contrary provisions of any applicable employee benefit plan, the following: (a) two-hundred-eight percent (208%) of the Employee’s annual base salary payable by the Company immediately preceding the Date of Termination; and (b) a lump sum payment of Employee’s accrued vacation pay.

Notwithstanding the foregoing, if an Employee is a “key employee” within the meaning of Section 416(i) of the Internal Revenue Code of 1986, as amended, and the Employee has the right to receive a distribution as a result thereof, then the distribution to such key Employee upon termination of employment shall not commence earlier than six months following the date of termination.

Provisions related to the reduction of payments pursuant to the Agreement if any of the payments provided for in the Agreement would constitute a “parachute payment” (as defined in Internal Revenue Code Section 280G(b)(2)) have been modified from prior Executive Recognition Agreements. Under the Agreement, if any payments or benefits to the Employee would constitute a “parachute payment” and would be subject to excise tax, then a calculation shall be made comparing (i) the net benefit to the Employee after payment of such excise tax to (ii) the net benefit to the Employee if payments are limited to the extent necessary to avoid being subject to the excise tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the payments be reduced to the minimum extent necessary to ensure that no portion of the payment to the Employee is subject to the excise tax. As of the date of this report, based on projected parachute payment amounts, no Employee would incur an excise tax and all parachute payments per the “net benefit” calculation would be fully deductible by the Company.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

The following exhibit is filed as part of this report:

10.1	Form of Executive Recognition Agreement, dated July 1, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST FINANCIAL BANKSHARES, INC. (Registrant)

DATE: June 29, 2018	By:	/S/ F. Scott Dueser
F. SCOTT DUESER
President and Chief Executive Officer